PFG Performance Food Group	12500 West Creek Parkway
Richmond, VA 23238
Phone (804) 484-7700
FAX (804) 484-7701
NEWS RELEASE

FOR MORE INFORMATION: Media Contact: Cheryl Moore Director, Corporate Communications (804) 484-6273	Investor Contact: Kevin Collier Director, Investor Relations (804) 287-8109

PERFORMANCE FOOD GROUP REPORTS NET SALES INCREASE

OF 14% TO $1.6 BILLION

  Net sales increased 14% to $1.6 billion
  Net earnings declined as recently projected to $18.8 million
  EPS amounted to $0.39 per share diluted

RICHMOND, Va. (August 3, 2004) - Performance Food Group (Nasdaq/NM:PFGC) today announced results for the second quarter ended July 3, 2004.

Net sales for the second quarter of 2004 grew to $1.6 billion, an increase of 14% from $1.4 billion in the year-earlier period. Net earnings declined approximately 22% to $18.8 million and earnings per share declined 20% to $0.39 per share diluted, as a result of previously disclosed operational challenges that were projected to impact second quarter results. Inflation for the quarter amounted to approximately 6%.

Second quarter sales growth of 14% was comprised solely of internal growth in each of the business segments. The second quarter results represent the 38th consecutive quarter in which the Company's net sales have increased compared to the same period in the previous year.

Sales for the first six months of 2004 were $3.0 billion, up 15% from $2.6 billion in the year-earlier period. Net earnings for the same period declined 35% to $26.3 million compared to $40.4 million in the prior-year period. Net earnings per share declined 33% to $0.56 per share diluted versus $0.84 per share diluted in the year-earlier period. Inflation for the first six months of 2004 amounted to approximately 5%.

Bob Sledd, Chairman and Chief Executive Officer remarked, "While we are very pleased with the strong internal sales growth of 14% for the quarter and the steady progress we are making in each of our business segments, we remain highly focused on addressing the operational challenges that have impacted our earnings in 2004. Our distribution business continues to show solid growth in both the Broadline and Customized segments. In our Fresh-cut business, our challenge is to fully leverage our infrastructure to better capitalize on the market's demand for premium pre-cut salad and fresh-cut fruit products in both retail and foodservice."

"Broadline distribution sales increased 13% during the quarter, as we continue to focus on our strategy of account penetration with existing customers. Inflation in the Broadline segment was approximately 7% in the quarter. Street sales represented 50% of Broadline sales for the first half of 2004. Our Broadline division has been successful this year in growing sales while transitioning out of approximately $130 million in annualized multi-unit business in the first quarter of 2004, the loss of which we previously disclosed, while rolling out approximately $80 million in annualized replacement business during the second quarter. We are also pleased with our previously disclosed addition of approximately $250 million in new business to be added in the third and fourth quarters of this year. Also, we continue to drive improvements at our Quality Foods operation as total sales and sales per delivery increased as planned over the same period last year. While Quality Foods continues to negatively impact margins in Broadline, we are encouraged with our results to date and will remain focused on achieving incremental improvements in this long term initiative. A major focus in our Broadline division is in the area of operational excellence and its impact on achieving high levels of customer service. Current efforts include the roll-out of activity-based compensation programs for warehouse workers and drivers designed to drive order accuracy, the testing of new on-board fleet management programs to track on-time delivery performance, and the implementation of an enhanced warehouse management system to track inbound and outbound product throughout the supply chain."

Mr. Sledd added, "Customized distribution recorded a solid 17% increase in sales for the quarter, driven by growth with existing customers and effective account penetration. Inflation in the segment was approximately 8% in the quarter. The Customized division's results were impacted during the second quarter by the steadily decreasing incremental costs of approximately $1.1 million, associated with a labor dispute that began in late 2003. We also remain focused on adding new capacity to the Customized division in 2004 and throughout 2005. We are on schedule to complete a new distribution center in Indiana during the fourth quarter of this year."

"Our Fresh-cut sales continued to grow, with an increase of approximately 11% compared to the same period last year. Fresh-cut experienced slight inflation of less than 1% for the quarter. Fresh-cut fruit contributed to the increase in sales with the previously announced roll-out of new products to retail and foodservice customers in the quarter. A primary objective in Fresh-cut continues to be the optimizing of our production infrastructure as we transition away from certain volatile non-value added foodservice business to more stable, high volume retail and foodservice customers. We are also refocusing our production at certain processing plants to better leverage our growing opportunities in the value-added product segment. In the retail market, our Fresh Express® packaged salad products continue to grow well ahead of the category growth as evidenced by our increases in market share. We have been conducting an on-going assessment of the recent trends in the category growth at retail, with the most recent data indicating a continued slowing in the category. While the category has occasionally experienced periods of slower growth, the second quarter slowdown was significant. We will continue to monitor these trends to assess any potential impact on our business for the balance of the year."

Mr. Sledd concluded, "While our 14% internal sales growth for the quarter continues to be very strong, we remain aggressively focused on driving operational improvements in each of our divisions, particularly in our Fresh-cut business, to better leverage our leadership position in that segment. Our balance sheet remains strong with a debt-to-capital ratio of approximately 26% at the end of the second quarter, excluding $110 million of interests in accounts receivable sold under our accounts receivable purchase facility. Our strong balance sheet provides us with the flexibility to implement our growth and acquisition strategies. Our philosophy is to maintain an investment grade-like balance sheet and continue to effectively manage the working capital employed in our business.

Performance Food Group markets and distributes more than 64,000 national and private label food and food-related products to approximately 48,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. Our Fresh Express line is the industry leader and pioneer of fresh packaged salads. For more information on Performance Food Group, visit www.pfgc.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, general economic conditions; the relatively low margins and economic sensitivity of the foodservice business; the Company's reliance on major customers; the level of demand for the Company's fresh-cut products; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company's ability to successfully develop, produce and market new products and management of the Company's planned growth, including the company's ability to successfully manage the transition of its sales mix and related production costs, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.

Performance Food Group Company Unaudited Financial Highlights

	Three Months Ended

	July 3, 2004	June 28, 2003
Net sales	$1,555,722,000	$1,366,883,000
Net earnings	$18,796,000	$23,944,000
Net earnings per share:
Basic	$0.41	$0.53
Diluted	$0.39	$0.49
Weighted average number of shares outstanding:
Basic	46,344,000	45,451,000
Diluted	53,325,000	52,817,000

	Six Months Ended

	July 3, 2004	June 28, 2003

Net sales	$3,020,789,000	$2,635,988,000
Net earnings	$26,272,000	$40,364,000
Net earnings per share:
Basic	$0.57	$0.89
Diluted	$0.56	$0.84
Weighted average number of shares outstanding:
Basic	46,161,000	45,398,000
Diluted	47,166,000	52,749,000

Performance Food Group Company Condensed Consolidated Balance Sheet and Income Statement (Unaudited) July 3, 2004 (In thousands, except net earnings per common share)

Assets	July 3, 2004	January 3, 2004
Cash and cash equivalents	$55,123	$38,916
Accounts and notes receivable, net, including
retained interest in securitized receivables	250,040	242,340
Inventories	285,521	257,198
Other current assets	31,468	43,421
Total current assets	622,152	581,875
Property, plant and equipment, net	381,437	363,052
Goodwill, net	584,016	582,966
Other intangible assets, net	191,992	196,814
Other assets	14,032	11,761
Total assets	$1,793,629	$1,736,468

Checks in excess of deposits	$102,532	$81,797
Trade accounts payable	275,934	235,392
Current installments of long-term debt	1,133	1,358
Other current liabilities	164,779	150,377
Total current liabilities	544,378	468,924
Long-term debt, excluding current installments	290,161	353,919
Deferred income taxes	118,074	109,810
Shareholders' equity	841,016	803,815
Total liabilities and shareholders' equity	$1,793,629	$1,736,468

	Three Months Ended				Six Months Ended

	July 3, 2004		June 28, 2003		July 3, 2004		June 28, 2003

Net sales	$1,555,722	100.0%	$1,366,883	100.0%	$3,020,789	100.0%	$2,635,988	100.0%
Cost of goods sold	1,320,321	84.9%	1,151,879	84.3%	2,566,870	85.0%	2,221,646	84.3%
Gross profit	235,401	15.1%	215,004	15.7%	453,919	15.0%	414,342	15.7%

Operating expenses	200,098	12.8%	171,258	12.5%	401,861	13.3%	340,192	12.9%
Operating profit	35,303	2.3%	43,746	3.2%	52,058	1.7%	74,150	2.8%
Other income (expense):
Interest expense	(4,786)		(4,955)		(9,535)		(9,745)
Loss on sale of receivables	(506)		(378)		(974)		(702)
Other, net	374		207		894		1,400
Other expense, net	(4,918)	-0.3%	(5,126)	-0.4%	(9,615)	-0.3%	(9,047)	-0.3%
Earnings before income taxes	30,385	2.0%	38,620	2.8%	42,443	1.4%	65,103	2.5%
Income taxes	11,589	0.8%	14,676	1.0%	16,171	0.5%	24,739	1.0%
Net earnings	$18,796	1.2%	$23,944	1.8%	$26,272	0.9%	$40,364	1.5%

Weighted average common
shares outstanding	46,344		45,451		46,161		45,398

Basic net earnings per common share	$0.41		$0.53		$0.57		$0.89

Weighted average common shares and
dilutive potential common shares outstanding	53,325		52,817		47,166		52,749

Diluted net earnings per common share	$0.39		$0.49		$0.56		$0.84

Performance Food Group Company 2004 Compared to 2003 2nd Quarter Segment Disclosure

2004	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Second Quarter

Net external sales	$775,084	$517,779	$262,859	$-	$1,555,722
Intersegment sales	188	77	3,658	(3,923)	-
Total sales	775,272	517,856	266,517	(3,923)	1,555,722
Operating profit	20,262	6,093	16,011	(7,063)	35,303
Operating profit margin	2.61%	1.18%	6.01%	-	2.27%
Total assets	815,224	156,420	672,372	149,613	1,793,629
Interest expense (income)	2,722	148	4,580	(2,664)	4,786
Loss (gain) on sale of receivables	2,101	667	-	(2,262)	506
Depreciation	3,258	1,073	7,003	846	12,180
Amortization	908	-	1,132	-	2,040
Capital expenditures	1,809	4,131	14,562	1,263	21,765

2003	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Second Quarter

Net external sales	$687,695	$442,464	$236,724	$-	$1,366,883
Intersegment sales	259	106	4,475	(4,840)	-
Total sales	687,954	442,570	241,199	(4,840)	1,366,883
Operating profit	20,620	5,953	21,543	(4,370)	43,746
Operating profit margin	3.00%	1.35%	8.93%	-	3.20%
Total assets	774,024	132,232	647,346	119,185	1,672,787
Interest expense (income)	3,738	51	4,914	(3,748)	4,955
Loss (gain) on sale of receivables	1,529	569	-	(1,720)	378
Depreciation	3,457	869	5,527	585	10,438
Amortization	942	-	1,124	-	2,066
Capital expenditures	6,628	13,605	13,070	(390)	32,913

Performance Food Group Company 2004 Compared to 2003 Year-To-Date Segment Disclosure

2004	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Year-to-Date

Net external sales	$1,498,735	$1,018,665	$503,389	$-	$3,020,789
Intersegment sales	455	154	7,852	(8,461)	-
Total sales	1,499,190	1,018,819	511,241	(8,461)	3,020,789
Operating profit	30,580	9,563	27,054	(15,139)	52,058
Operating profit margin	2.04%	0.94%	5.29%	-	1.72%
Total assets	815,224	156,420	672,372	149,613	1,793,629
Interest expense (income)	5,802	319	9,262	(5,848)	9,535
Loss (gain) on sale of receivables	4,051	1,317	-	(4,394)	974
Depreciation	6,623	2,144	13,781	1,585	24,133
Amortization	1,808	-	2,263	-	4,071
Capital expenditures	4,113	5,580	30,275	2,931	42,899

2003	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Year-to-Date

Net external sales	$1,330,378	$855,406	$450,204	$-	$2,635,988
Intersegment sales	472	200	8,273	(8,945)	-
Total sales	1,330,850	855,606	458,477	(8,945)	2,635,988
Operating profit	32,582	10,828	39,769	(9,029)	74,150
Operating profit margin	2.45%	1.27%	8.67%	-	2.81%
Total assets	774,024	132,232	647,346	119,185	1,672,787
Interest expense (income)	7,559	116	9,596	(7,526)	9,745
Loss (gain) on sale of receivables	2,561	1,071	-	(2,930)	702
Depreciation	7,031	1,719	10,890	953	20,593
Amortization	1,885	-	2,259	-	4,144
Capital expenditures	8,255	16,267	27,944	655	53,121